                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                        HIGHLANDS INSURANCE GROUP, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                     COMMON STOCK PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                   431032101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               NOVEMBER 14, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 431032101                   13G                     PAGE 2 OF 8 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        WOODBOURNE PARTNERS, L.P.
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        MISSOURI
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        -0-
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        -0-
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    -0-
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        612,100
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        4.63%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        PN
--------------------------------------------------------------------------------

CUSIP NO. 431032101                   13G                     PAGE 3 OF 8 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        FORAYTH JOINT VENTURE
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        MISSOURI
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        -0-
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        -0-
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    -0-
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        40,000
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        0.3%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        OO
--------------------------------------------------------------------------------

CUSIP NO. 431032101                   13G                     PAGE 4 OF 8 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        CLAYTON MANAGEMENT COMPANY
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        MISSOURI
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        652,100
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        652,100
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    -0-
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        652,100
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        4.93%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        CO
--------------------------------------------------------------------------------

CUSIP NO. 431032101                   13G                     PAGE 5 OF 8 PAGES
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        JOHN D. WELL
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


--------------------------------------------------------------------------------
  3     SEC Use Only


--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization

        MISSOURI
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power

     Shares                        652,100
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                   -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                        652,100
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    -0-
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person

        652,100
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

        4.93%
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 431032101                   13G                      PAGE 6 OF 8 PAGES
--------------------------------------------------------------------------------

ITEM 1(A)         Name of Issuer:

                  HIGHLANDS INSURANCE GROUP, INC.

ITEM 1(B)         Address of Issuer's Principal Executive Offices:

                  1000 LENOX DRIVE
                  LAWRENCEVILLE, NJ 08648

ITEM 2(A)         Name of Person Filing:

                  (a)      WOODBOURNE PARTNERS, L.P. ("WOODBOURNE")

                  (b)      FORSYTH JOINT VENTURE ("FORSYTH")

                  (c)      CLAYTON MANAGEMENT COMPANY ("CLAYTON")

                  (d)      JOHN D. WEIL ("WEIL")

ITEM 2(B)         Address of Principal Business Office:

                  (a)      200 N. BROADWAY, SUITE 825
                           ST. LOUIS, MISSOURI 63102

                  (b)      200 N. BROADWAY, SUITE 825
                           ST. LOUIS, MISSOURI 63102

                  (c)      200 N. BROADWAY, SUITE 825
                           ST. LOUIS, MISSOURI 63102

                  (d)      200 N. BROADWAY, SUITE 825
                           ST. LOUIS, MISSOURI 63102

ITEM 2(C)         Place of Organization; Citizenship:

                  (a) WOODBOURNE IS A LIMITED PARTNERSHIP ORGANIZED UNDER MISSOURI LAW.

                  (b) FORSYTH IS A JOINT VENTURE AMONG THREE CHARITABLE FOUNDATIONS GOVERNED UNDER MISSOURI LAW.

                  (c) CLAYTON IS A CORPORATION ORGANIZED UNDER MISSOURI LAW AND IS THE GENERAL PARTNER OF WOODBOURNE AND THE MANAGER OF FORSYTH.

                  (d) WEIL, THE SOLE DIRECTOR AND SOLE SHAREHOLDER OF CLAYTON, IS AN INDIVIDUAL RESIDING IN MISSOURI. WEIL AND CERTAIN OF HIS FAMILY MEMBERS ARE THE TRUSTEES OF THE CHARITABLE FOUNDATIONS THAT FORMED FORSYTH.

ITEM 2(D)         Title of Class of Securities:

                  COMMON STOCK, PAR VALUE $0.01 PER SHARE

ITEM 2(E)         CUSIP Number:

                  431032101

--------------------------------------------------------------------------------
CUSIP NO. 431032101                   13G                      PAGE 7 OF 8 PAGES
--------------------------------------------------------------------------------

ITEM 3                     If this  statement is filed  pursuant to Rule
                  13d-1(b) or 13d-2(b) or (c), check whether the person is filing is a:

         (a).     [   ]    Broker or Dealer registered under Section 15 of the
                  Act;

         (b).     [   ]    Bank as defined in Section 3(a)(6) of the Act;

         (c).     [   ]    Insurance company as defined in Section 3(a)(19) of
                  the Act;

         (d).     [   ]    Investment company registered under Section 8 of the
                  Investment Company Act of 1940;

         (e).     [   ]    An investment advisor in accordance with Rule
                  13d-1(b)(1)(ii)(E);

         (f).     [   ]    An employee benefit plan or endowment fund in
                  accordance with Rule 13d-1(b)(1)(ii)(F);

         (g).     [   ]    A parent holding company or control person in
                  accordance with Rule 13d-1(b)(1)(ii)(G);

         (h).     [   ]    A savings associations as defined in Section 3(b) of
                  the Federal Deposit Insurance Act;

         (i).     [   ]    A church  plan that is excluded  from the definition
                  of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

         (j).     [   ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box [ X ].

ITEM 4.           Ownership.

                                                WOODBOURNE        FORSYTH        CLAYTON              WEIL
                                                ----------        -------        -------              ----
(a)   Amount beneficially owned:                  612,100          40,000        652,100             652,100

(b)   Percent of Class:                            4.63%            0.3%          4.93%               4.93%

(c)   Number of Shares as to which the
      person has:

      (i)   Sole power to vote or direct
            the vote:                               -0-             -0-          652,100             652,100

      (ii)  Shared power to vote or direct
            the vote:                               -0-             -0-            -0-                 -0-

      (iii) Sole power to dispose or to
            direct the disposition of:              -0-             -0-          652,100             652,100

      (iv)  Shared power to dispose or to
            direct the disposition of:
                                                    -0-             -0-            -0-                 -0-

ITEM 5.           Ownership of Five Percent or Less of a Class.

      As a result of dispositions of shares formerly held by Woodbourne Partners, the reporting persons now hold, in the aggregate, less than five percent of the outstanding common stock of Highland Insurance Group.

ITEM 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

      NOT APPLICABLE.

--------------------------------------------------------------------------------
CUSIP NO. 431032101                   13G                      PAGE 8 OF 8 PAGES
--------------------------------------------------------------------------------

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

      NOT APPLICABLE.

ITEM 8.           Identification and Classification of Members of the Group.

      NOT APPLICABLE.

ITEM 9.           Notice of Dissolution of Group.

      NOT APPLICABLE.

ITEM 10.          Certification.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

      Dated:    November 30, 2001            WOODBOURNE PARTNERS, L.P.,

                                             by its General Partner, CLAYTON
                                             MANAGEMENT COMPANY

                                                  /s/  John D. Weil
                                             --------------------------------
                                             John D. Weil, President


      Dated:    November 30, 2001            FORSYTH JOINT VENTURE,

                                             by its Manager, CLAYTON
                                             MANAGEMENT COMPANY

                                                  /s/  John D. Weil
                                             --------------------------------
                                             John D. Weil, President


      Dated:    November 30, 2001            CLAYTON MANAGEMENT COMPANY

                                                  /s/  John D. Weil
                                             --------------------------------
                                             John D. Weil, President

      Dated:    November 30, 2001                 /s/  John D. Weil
                                             --------------------------------
                                             John D. Weil, President